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EXHIBIT 99.1



                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                OCTOBER 24, 2003

Contact:
James J. Stebor, President and CEO
Phone: (309) 776-3225

                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              3RD QUARTER EARNINGS


Colchester, Illinois - October 24, 2003 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $925,000, or $.52 per share, for the quarter ended September 30, 2003 compared to $497,000, or $.30 per share, for the quarter ended September 30, 2002. Diluted earnings per share were $.48 per share and $.29 per share for both periods, respectively. The increase in net income is primarily a result of an increase in net interest income and noninterest income, offset by increases in noninterest expense and the income tax provision. Net income was $2.3 million, or $1.27 per share, for the nine months ended September 30, 2003, compared to $1.5 million, or $.83 per share, for the nine months ended September 30, 2002.

The Company's subsidiary, First Federal Bank, completed the sale of its Mt. Sterling, Illinois branch office to Beardstown Savings s.b. on September 26, 2003. The sale included the assumption of approximately $6.2 million in deposits.

Net interest income for the quarter ended September 30, 2003 totaled $2.4 million compared to $1.7 million for the prior year quarter. The increase in net interest income was primarily a result of an increase in the net interest spread and the net interest margin to 2.73% and 3.02%, respectively, for the quarter ended September 30, 2003 from 2.42% and 2.89% for the same period in 2002 and an increase in the volume of interest-earning assets and interest-bearing liabilities as a result of the Company's acquisition of PFSB Bancorp, Inc. in the last quarter of 2002. The increase in the spread and the margin was due largely to the decrease in the cost of funds exceeding the decrease in the yield of interest-earning assets as interest-earning assets and interest-bearing liabilities repriced downward in reaction to the continued decreasing interest rate environment. The average yield on interest-earning assets decreased to 4.93% for the quarter ended September 30, 2003 from 5.40% for the same quarter in 2002, while the average yield on interest-bearing liabilities decreased to 2.20% for the quarter ended September 30, 2003 from 2.98% for the same period in 2002. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 115.06% from 118.84% for the three-month periods, respectively.

Noninterest income increased to $809,000 for the quarter ended September 30, 2003 compared to $97,000 for the same period in 2002. The increase was a result of a


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$223,000 increase in net gains on the sale of securities and a $428,000 gain on the sale of the Mt. Sterling, Illinois branch office. The remainder of the increase in noninterest income was attributed to an increase of $18,000 in service charge income, an increase of $16,000 in other fee income, both due to the increase in deposit accounts acquired and the related fee income as a result of the PFSB acquisition, and an increase in other income of $27,000. The decrease in deposits resulting from the sale of the Mt. Sterling, Illinois branch office on September 26, 2003 did not have an impact on fee income during this quarter.

Noninterest expense increased to $1.6 million for the quarter ended September 30, 2003 from $1.0 million in the prior year's same quarter. The increase was primarily a result of increased compensation and benefits expense of $399,000 associated with an increase in the number of employees due to the PFSB acquisition and an increase in employee benefits expense including health insurance premiums and retirement funds. Occupancy and equipment expense, data processing expense, advertising expense, and professional fees also experienced increases during the period, primarily due to the acquisition, and were partially offset by a decrease in other noninterest expenses.

Total assets were $312.4 million at September 30, 2003 compared to $316.4 million at December 31, 2002. The decrease in total assets was primarily due to the sale of the Mt. Sterling, Illinois branch office. Cash and cash equivalents decreased $24.2 million resulting from the timing of called and purchased securities, and loans decreased $17.3 million, primarily as a result of portfolio loans refinancing into the Federal Home Loan Bank Mortgage Partnership Finance fixed-rate program and also to other competitors due to the low interest rate environment.

During the first quarter of 2003, in accordance with FAS 115, the Company reevaluated the classification of the securities portfolio. As a result of the acquisition of PFSB, changes in the structure of the balance sheet, and for asset/liability management purposes, management revised the Company policy to classify all securities as available- for-sale. Effective January 31, 2003, the Company reclassified all of its securities held-to-maturity to securities available-for-sale. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date. The reclassification of these securities resulted in a decrease in securities held-to-maturity of $24.5 million from December 31, 2002 to September 30, 2003. Purchases accounted for the remaining $32.1 million increase in available-for-sale securities during the same period.

Stockholders' equity decreased to $40.6 million at September 30, 2003 from $47.0 million at December 31, 2002. The decrease was primarily a result of the repurchase of treasury stock totaling $7.3 million and a decrease in the fair value of securities available-for-sale, net of tax, of $1.8 million, offset by net income of $2.3 million.

During the quarter ended December 31, 2001, the Company recorded an impairment loss of $596,000 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relationship to these certificates of deposit. The Company received a check in the amount of $355,000 during April 2003 as an initial



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distribution of receivership assets. This distribution represented 59.6% of the allowed claim. During September 2003, the Company received a letter indicating that a second distribution of receivership of assets is in progress. The Company expects to recover an additional $97,000 through this second distribution.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.





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


                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION

                                                            SEPTEMBER 30,                    DECEMBER 31,
                                                                2003                             2002
                                                                ----                             ----
                                                                         (In thousands)
SELECTED FINANCIAL CONDITION DATA
Total assets                                              $     312,363                   $      316,400
Cash and cash equivalents                                        18,612                           42,827
Loans receivable, net                                           133,000                          150,269
Securities                                                      148,111                          116,033
Deposits                                                        262,887                          263,834
Advances from Federal Home Loan Bank                              8,000                            4,000
Stockholders' equity                                             40,575                           47,031

                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                 2003              2002             2003              2002
                                                 ----              ----             ----              -----
                                                                        (In thousands)
SELECTED OPERATIONS DATA
Total interest income                       $     3,886       $     3,183       $   11,686       $     9,699
Total interest expense                            1,507             1,479            5,068             4,505
                                            -----------       -----------       ----------       -----------
Net interest income                               2,379             1,704            6,618             5,194
Provision for loan losses                            60                 -               60                 7
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                2,319             1,704            6,558             5,187
Noninterest income                                  809                97            1,737               306
Noninterest expense                               1,589             1,011            4,484             3,089
                                            -----------       -----------       ----------       -----------
Income before taxes                               1,539               790            3,811             2,404
Income tax provision                                614               293            1,481               905
                                            -----------       -----------       ----------       -----------
Net income                                  $       925       $       497       $    2,330       $     1,499
                                            ===========       ===========       ==========       ===========

Earnings per share
   Basic                                    $       .52               .30             1.27               .83
   Diluted                                          .48               .29             1.21               .82

                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                     SEPTEMBER  30,                      SEPTEMBER 30,
SELECTED FINANCIAL RATIOS (1)                    2003              2002             2003              2002
-----------------------------                    ----              ----             ----              ----
Return on average assets                         1.14 %            .82 %             .97 %            .83 %
Return on average equity                         8.22             4.89              6.68             4.67
Average equity to average assets                13.88            16.86             14.48            17.70
Interest rate spread during the period           2.73             2.42              2.52             2.41
Net interest margin                              3.02             2.89              2.83             2.92
General and administrative expenses
   to average assets                             1.96             1.67              1.86             1.70
Efficiency ratio (2)                            49.84            56.14             53.67            56.16



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



                                                           AS OF                            AS OF
                                                     SEPTEMBER 30, 2003               SEPTEMBER 30, 2002
                                                     ------------------               ------------------

Non-performing assets to total assets                         .57 %                            .41%

Book value per share (3)                               $    23.56                        $   24.51

Number of shares outstanding                            1,722,273                        1,664,320


(1) ALL APPLICABLE QUARTERLY RATIOS REFLECT ANNUALIZED FIGURES.
(2) Represents noninterest expense divided by net interest income plus noninterest income.
(3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.

-------------------------

    Contact:
       First Federal Bancshares, Inc.
       James J. Stebor, 309-776-3225